Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Investor Relations

703-742-5393

InvestorRelations@quadramed.com

QUADRAMED AND MEDCATH REACH SETTLEMENT AGREEMENT

RESTON, VA – (May 1, 2006) – QuadraMed® Corporation (Amex: QD) and MedCath Incorporated today jointly announced that the companies have reached an out of court agreement regarding the lawsuit pending between them. As a part of the settlement, QuadraMed has agreed to pay MedCath $2 million. Further, both parties will exchange mutual releases and dismiss their claims against each other. QuadraMed will fund the settlement amount from available operating cash. In addition to amounts already recorded as of December 31, 2005 and amounts covered by insurance, QuadraMed will record a charge of approximately $1 million related to this settlement in its three month period ended March 31, 2006.

About QuadraMed Corporation

QuadraMed Corporation advances the success of healthcare organizations through IT solutions that leverage quality care into positive financial outcomes. As evolving reimbursement scenarios challenge healthcare organizations to leverage quality of care into payment, clients committing to QuadraMed’s care-based solutions can realize market leading financial performance. Using QuadraMed’s end-to-end solutions to optimize the patient experience and leverage quality of care into payment, our clients can receive the proper reimbursement, in the shortest time, at the lowest administrative cost. Behind our products and services is a staff of almost 600 professionals whose experience and dedication to service have earned QuadraMed the trust and loyalty of customers at approximately 2,000 healthcare provider facilities. To find out more about QuadraMed, visit www.quadramed.com.

Cautionary Statement on Risks Associated with QuadraMed’s Forward-Looking Statements This press release contains forward-looking statements, as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, by QuadraMed that are subject to risks and uncertainties. The words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “may,” “should,” “could,” and similar expressions are intended to identify such statements. Forward-looking statements are not guarantees of future performance and are to be interpreted only as of the date on which they are made. QuadraMed undertakes no obligation to update or revise any forward-looking statement except as required by law. QuadraMed advises investors that it discusses risk factors and uncertainties that could cause QuadraMed’s actual results to differ from forward-looking statements in its periodic reports filed with the Securities and Exchange Commission (“SEC”). QuadraMed’s SEC filings can be accessed through the Investor Relations section of our website, www.quadramed.com, or through the SEC’s EDGAR Database at www.sec.gov (QuadraMed has EDGAR CIK No. 0001018833).

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QuadraMed is a registered trademark of QuadraMed Corporation. All other trademarks are the property of their respective holders.